Exhibit 99.1

HERSHA HOSPITALITY TRUST

510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

Hersha Hospitality Announces Closing of Common Share Offering

PHILADELPHIA, PA—(BUSINESS WIRE)—January 21, 2010—Hersha Hospitality Trust (NYSE: HT), owner of upscale, mid-scale and extended stay hotels in major metropolitan markets, announced the closing of its previously announced public offering.  At the closing, Hersha sold a total of 51,750,000 common shares of beneficial interest, par value $0.01 per share, including 6,750,000 common shares subject to an overallotment option exercised by the underwriters, for gross proceeds of approximately $155.3 million before deducting the underwriting discount and offering expenses payable by Hersha.  Hersha intends to use approximately $110 million of the offering proceeds to acquire a Hampton Inn and a Candlewood Suites located in Times Square, New York.  Any offering proceeds not used for these acquisitions will be used by Hersha to repay outstanding indebtedness under its revolving line of credit and for general corporate purposes.

BofA Merrill Lynch, Raymond James and UBS Investment Bank acted as the joint book-running managers for the offering.  Baird acted as a lead manager for the offering.  JMP Securities, Keefe, Bruyette & Woods, Oppenheimer & Co. and Stifel, Nicolaus & Company, Incorporated acted as the co-managers for the offering.

A registration statement relating to these common shares has been filed with and declared effective by the U.S. Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or a solicitation of an offer to buy Hersha’s common shares, nor shall there be any sale of these common shares or a solicitation of an offer to buy these common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Offers for the common shares will be made only by means of a prospectus supplement and accompanying prospectus forming part of the registration statement.  A prospectus supplement and accompanying prospectus relating to these common shares may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com, from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 or by calling (800) 248-8863, or from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 or by calling (888) 827-7275.

About Hersha Hospitality Trust

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 74 hotels, totaling 9,392 rooms, primarily along the Northeast Corridor from Boston to Washington D.C, as of December 31, 2009.  Hersha also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities Exchange Commission and the prospectus supplement and accompanying prospectus relating to the offering.